UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                                                    SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                     Entravision Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29382R107
                  ---------------------------------------------
                                 (CUSIP Number)



                                November 30, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             Pages 1 of 11 Pages

                                                                             13G
CUSIP No.         29382R107
                  ------------------------
                                                             Pages 2 of 11 Pages

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Columbia Wanger Asset Management, L.P.  04-3519872
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                       (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                6,170,000
      OWNED BY        ----- ----------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING        ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                6,170,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,170,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                           [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

                                                             Pages 3 of 11 Pages

                                                                             13G
CUSIP No.         29382R107
                  ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                      (a) [ ]

                                                                (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                6,170,000
      OWNED BY        ----- ----------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING        ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                6,170,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,170,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                           [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                                                             Pages 4 of 11 Pages


                                                                             13G
CUSIP No.         29382R107
                  ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                      (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                3,455,000
      OWNED BY        ----- ----------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING        ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                3,455,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,455,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                           [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

Item 1(a)        Name of Issuer:

                          Entravision Communication


Item 1(b)        Address of Issuer's Principal Executive Offices:

                          2425 Olympic Boulevard
                          Santa Monica, California  90404


Item 2(a)        Name of Person Filing:

                          Columbia Wanger Asset Management, L.P. ("WAM")
                          WAM Acquisition GP, Inc., the general partner of WAM
                             ("WAM GP")
                          Columbia Acorn Trust ("Acorn")


Item 2(b)        Address of Principal Business Office:

                          WAM, WAM GP and Acorn are located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606


Item 2(c)        Citizenship:

                          WAM is a Delaware limited partnership; WAM
                          GP is a Delaware corporation; and Acorn is a Massachusetts business trust;


Item 2(d)        Title of Class of Securities:

                          Class A Common Stock


Item 2(e)        CUSIP Number:

                          29382R107


Item 3           Type of Person:

                          (d)     Acorn is an Investment Company under
                                  section 8 of the Investment Company
                                  Act.

                          (e)     WAM is an Investment Adviser
                                  registered under section 203 of the
                                  Investment Advisers Act of 1940; WAM
                                  GP is the General Partner of the
                                  Investment Adviser.

Item 4           Ownership (at November 30, 2005):

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                  6,170,000

                          (b)     Percent of class:

                                  10.3% (based on 59,766,087 shares outstanding as of November 30, 2005)

                          (c)     Number of shares as to which such person has:

                                    (i)      sole power to vote or to direct the
                                             vote: none

                                    (ii)     shared power to vote or to direct
                                             the vote: 6,170,000

                                    (iii)    sole power to dispose or to direct
                                             the disposition of: none

                                    (iv)     shared power to dispose or to
                                             direct disposition of: 6,170,000


Item 5           Ownership of Five Percent or Less of a Class:

                          Not Applicable


Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                          The shares reported herein have been
                          acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                          Not Applicable


Item 8           Identification and Classification of Members of the Group:

                          Not Applicable


Item 9           Notice of Dissolution of Group:

                          Not Applicable

Item 10          Certification:

                          By signing below I certify that, to the best
                 of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 8, 2005

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary




                  The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                  COLUMBIA ACORN TRUST



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                               Secretary

                                                                   Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of December 8, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                 Dated:  December 8, 2005


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary




                                  COLUMBIA ACORN TRUST



                                  By:  /s/ Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                               Secretary